SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

 of the Securities Exchange Act of 1934

August 31, 2007

Date of Report

(Date of Earliest Event Reported)

Silver Pearl Enterprises, Inc.

(formerly Slopestyle Corporation)

(Exact name of registrant as specified in its charter)

Nevada                                     333-124837                               45-0538522

(State or other jurisdiction    (Commission File Number)             (IRS Employer

of incorporation)                                                                         Identification No.)

1541 E. Interstate 30

Rockwall, Texas 75087

(Address of principal executive offices (zip code))

(972) 722-4411

(Registrant’s telephone number, including area code)

(Former name or former address,

if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[    ]  Written communications pursuant to Rule 425 under the Securities Act

[    ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[    ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[    ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM  2.01.  COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On August 31, 2007, the Registrant sold our wholly owned subsidiary Silver Pearl, LLC which included our remaining inventory and fixed assets due to continuing losses. The terms of the sale included taking a Note in the amount of $47,953 carrying a nine percent (9%) interest rate. The buyer also assumed liabilities of $9,029. The Note is interest only at $359.65 per month until July 15, 2008 when the Note will be paid on a three year amortization at $1,524.90 per month. The Company recorded a loss of $44,884 on the transaction.

The above transaction left the Company with no operations.

ITEM 8.01.   OTHER EVENTS.

Silver Pearl Enterprises, Inc. (the  "Registrant") ceased operations in the third quarter of 2007.

In  response  to the  Securities  and  Exchange  Commission's  Release  No. 33-8587, the Registrant has elected to mark "yes," on all future filings, as to whether the Registrant is a shell company. The Registrant's election is based solely on the  Securities  and  Exchange  Commission's  definition  of a  shell company, as defined in Rule  12b-2 of the  Exchange  Act. The Securities and Exchange Commission defines a "shell company" as a registrant with no or nominal operations and either no or nominal assets, assets consisting solely of cash and cash equivalents, or assets consisting of any amount of cash and cash equivalents and nominal other assets.

For the quarter ended September 30, 2007, the Registrant had $49,453 in assets and $63,633 in liabilities. In the quarter ended September 30, 2007, the Registrant generated $6,780, and had operating expenses of $19,239 in the same period. Furthermore, the Registrant has not generated positive cash flow from operations. These factors raise substantial doubt the Registrant's ability to continue as a going concern.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Silver Pearl Enterprises, Inc.

By:      /s/ Denise Smith

          Denise Smith

         Chief Executive Officer

Dated:  January 23, 2008